Exhibit 1

                                                              [Conformed Copy]

                         AGREEMENT AND PLAN OF MERGER



                           dated as of June 18, 1995


                                 by and among



                        FIRST FIDELITY BANCORPORATION,

                            FIRST UNION CORPORATION

                                      and

                                   PKC, INC.






                               TABLE OF CONTENTS



                                                                          Page



I.   THE MERGER; EFFECTS OF THE MERGER..................................  3
         1.01.  The Merger..............................................  3
         1.02.  Effective Date and Effective Time.......................  3
         1.03.  Deposit Agreement.......................................  3
         1.04.  Amendment of FUNC Articles..............................  4


II.  CONSIDERATION......................................................  4
         2.01.  Merger Consideration....................................  4
         2.02.  Stockholder Rights; Stock Transfers.....................  6
         2.03.  Fractional Shares.......................................  6
         2.04.  Exchange Procedures.....................................  6
         2.05.  Dissenting Stockholders.................................  7
         2.06.  Anti-Dilution Provisions................................  7
         2.07.  Treasury Shares.........................................  7
         2.08.  Options.................................................  8


III. ACTIONS PENDING MERGER.............................................  8
         3.01.  Ordinary Course.........................................  8
         3.02.  Capital Stock...........................................  9
         3.03.  Dividends, Etc..........................................  9
         3.04.  Compensation; Employment Agreements; Etc................  9
         3.05.  Benefit Plans........................................... 10
         3.06.  Acquisitions and Dispositions........................... 10
         3.07.  Amendments.............................................. 11
         3.08.  Accounting Methods...................................... 11
         3.09.  Adverse Actions......................................... 11
         3.10.  Agreements.............................................. 11

IV.      REPRESENTATIONS AND WARRANTIES................................. 11
         4.01.  Disclosure Letters...................................... 11
         4.02.  Standard................................................ 12
         4.03.  Representations and Warranties.......................... 12


V.       COVENANTS...................................................... 23
         5.01.  Reasonable Best Efforts................................. 23
         5.02.  Stockholder Approvals................................... 23
         5.03.  Registration Statement.................................. 24
         5.04.  Press Releases.......................................... 24
         5.05.  Access; Information..................................... 24
         5.06.  Acquisition Proposals................................... 25
         5.07.  Affiliate Agreements.................................... 25
         5.08.  Certain Modifications; Restructuring Charges............ 26
         5.09.  Takeover Laws........................................... 26
         5.10.  No Rights Triggered..................................... 27
         5.11.  Shares Listed........................................... 27
         5.12.  Regulatory Applications................................. 27
         5.13.  Indemnification......................................... 28
         5.14.  Benefit Plans........................................... 29
         5.15.  Accountants' Letters.................................... 30
         5.16.  Registration Rights..................................... 30
         5.17.  Certain Director and Officer Positions.................. 30
         5.18.  Notification of Certain Matters......................... 31

VI.      CONDITIONS TO CONSUMMATION OF THE MERGER....................... 31
         6.01.  Shareholder Vote........................................ 31
         6.02.  Regulatory Approvals.................................... 31
         6.03.  Third Party Consents.................................... 31
         6.04.  No Injunction, Etc...................................... 31
         6.05.  Pooling Letters......................................... 31
         6.06.  Representations, Warranties and
                     Covenants of FUNC.................................. 31
         6.07.  Representations, Warranties and
                     Covenants of FFB................................... 32
         6.08.  Effective Registration Statement........................ 32
         6.09.  Blue-Sky Permits........................................ 32
         6.10.  Tax Opinion............................................. 32
         6.11.  Articles of Amendment................................... 32
         6.12.  NYSE Listing............................................ 33
         6.13.  Rights Agreements....................................... 33

VII.     TERMINATION.................................................... 33
         7.01.  Termination............................................. 33
         7.02.  Effect of Termination and Abandonment................... 37


VIII.  OTHER MATTERS.................................................... 37
         8.01.  Survival................................................ 37
         8.02.  Waiver; Amendment....................................... 37
         8.03.  Counterparts............................................ 37
         8.04.  Governing Law........................................... 37
         8.05.  Expenses................................................ 37
         8.06.  Confidentiality......................................... 37
         8.07.  Notices................................................. 38
         8.08.  Definitions............................................. 39
         8.09.  Entire Understanding; No Third
                     Party Beneficiaries................................ 39
         8.10.  Headings................................................ 40



                               LIST OF EXHIBITS



       EXHIB                            DESCRIPTION


         A                 FORM OF FFB STOCK OPTION AGREEMENT

         B                 FORM OF VOTING AND SUPPORT AGREEMENT

         C                 FORM OF FUNC STOCK OPTION AGREEMENT

         D                 FORM OF THIRD SUPPLEMENT TO FFB RIGHTS PLAN

         E                 FORM OF THIRD AMENDMENT TO FUNC RIGHTS PLAN

         F                 FORM OF FFB AFFILIATE LETTER

         G                 FORM OF FUNC AFFILIATE LETTER

         H                 REGISTRATION RIGHTS


               AGREEMENT AND PLAN OF MERGER, dated as of the 18th day of June, 1995 (this "Plan"), by and among First Fidelity Bancorporation ("FFB"), First Union Corporation ("FUNC") and PKC, Inc. ("Merger Sub").


                                   RECITALS:


               (A) FFB. FFB is a corporation duly organized and existing in good standing under the laws of the State of New Jersey, with its principal executive offices located in Philadelphia, Pennsylvania and Newark, New Jersey. As of the date hereof, FFB has 150,000,000 authorized shares of common stock, each of $1.00 par value ("FFB Common Stock"), and 10,000,000 authorized shares of preferred stock, each of $1.00 par value ("FFB Preferred Stock"; and, together with the FFB Common Stock, "FFB Stock"), being composed of 4,892,837 authorized shares of Series B Convertible Preferred Stock ("FFB Series B Preferred Stock"), 350,000 authorized shares of Series D Adjustable Rate Cumulative Preferred Stock ("FFB Series D Preferred Stock"), 1,500,000 authorized shares of Series E Junior Participating Preferred Stock ("FFB Series E Preferred Stock") and 75,000 authorized shares of Series F 10.64% Preferred Stock ("FFB Series F Preferred Stock") (no other class or series of capital stock being authorized), of which 78,824,512 shares of FFB Common Stock, 4,662,248 shares of FFB Series B Preferred Stock, 350,000 shares of FFB Series D Preferred Stock, no shares of FFB Series E Preferred Stock and 75,000 shares of FFB Series F Preferred Stock (represented by depositary shares, each representing a one one-fortieth interest in a share of FFB Series F Preferred Stock ("FFB Depositary Shares")) were issued and outstanding as of May 31, 1995.

               (B) FUNC. FUNC is a corporation duly organized and existing in good standing under the laws of the State of North Carolina, with its principal executive offices located in Charlotte, North Carolina. As of the date hereof, FUNC has 750,000,000 authorized shares of common stock, each of $3.33 1/3 par value ("FUNC Common Stock"), 40,000,000 authorized shares of Class A Preferred Stock, no par value ("FUNC Class A Preferred Stock"), and 10,000,000 authorized shares of Preferred Stock, no par value ("FUNC No Par Preferred Stock"; and, together with the FUNC Class A Preferred Stock, "FUNC Preferred Stock"; and, together with the FUNC Common Stock and FUNC Class A Preferred Stock, "FUNC Stock") (no other class or series of capital stock being authorized), of which 171,065,333 shares of FUNC Common Stock and no shares of FUNC Preferred Stock were issued and outstanding as of May 31, 1995.

               (C) Merger Sub. Merger Sub is a corporation duly organized and existing in good standing under the laws of the State of New Jersey. As of the date hereof, Merger Sub has 2,500 authorized shares of common stock, without par value ("Merger Sub Common Stock"), of which 1,000 shares are issued and outstanding (no other class of capital stock being authorized).

               (D) Stock Option Agreements; Voting and Support Agreement. As a condition and inducement to FUNC's willingness to enter into this Plan, following execution and delivery of this Plan, (i) FFB is entering into a Stock Option Agreement with FUNC (the "FFB Stock Option Agreement") in substantially the form attached hereto as Exhibit A, pursuant to which FFB shall grant to FUNC an option to purchase, under certain circumstances, shares of FFB Common Stock, and (ii) Banco Santander, S.A. (together with certain of its affiliates, the "Investor") is entering into an agreement with FFB and FUNC (the "Voting and Support Agreement") in the form attached hereto as Exhibit B, pursuant to which the Investor, among other things, has agreed to vote its shares of FFB Stock in favor of the transactions contemplated hereby. As a condition and inducement to FFB's willingness to enter into this Plan, following execution and delivery of this Plan, FUNC is entering into a Stock Option Agreement with FFB (the "FUNC Stock Option Agreement"; and, together with the FFB Stock Option Agreement, the "Stock Option Agreements") in substantially the form attached hereto as Exhibit C, pursuant to which FUNC shall grant to FFB an option to purchase, under certain circumstances, shares of FUNC Common Stock.

               (E) Intention of the Parties. It is the intention of the parties to this Plan that the Merger (as defined in Section 1.01) shall (i) be accounted for as a "pooling of interests" under generally accepted accounting principles and (ii) qualify as a reorganization under Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code").

               (F) Approvals. The Board of Directors of each of FFB and FUNC (i) has determined that this Plan and the transactions contemplated hereby are in the best interests of FFB and FUNC, respectively, and in the best interests of their respective stockholders, (ii) has determined that this Plan and the transactions contemplated hereby are consistent with, and in furtherance of, its respective business strategies and (iii) has approved, at meetings of each of such Boards of Directors, this Plan. The Board of Directors of Merger Sub and FUNC, as the sole stockholder of Merger Sub, have approved this Plan.

               NOW, THEREFORE, in consideration of their mutual promises and obligations, the parties hereto approve, adopt and make this Plan and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:


I.   THE MERGER; EFFECTS OF THE MERGER

               1.01.  The Merger.  At the Effective Time (as defined in
Section 1.02):

                     (A) The Continuing Corporation. FFB shall merge with and into Merger Sub (the "Merger"), the separate existence of FFB shall cease and Merger Sub shall survive and continue to exist as a New Jersey corporation (Merger Sub sometimes being referred to herein as the "Continuing Corporation" after the Effective Time).

                     (B) Effect of the Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VI in accordance with the terms of this Plan, the Merger shall become effective upon the filing in the office of the Secretary of State of New Jersey of a certificate of merger (the "Certificate of Merger"), or such later date and time as may be set forth in the Certificate of Merger, in accordance with Section 14A:10-4.1 of the New Jersey Business Corporation Act (the "NJBCA"). The Merger shall have the effects prescribed in Section 14A:10-6 of the NJBCA.

                     (C) Certificate of Incorporation and By-laws. The certificate of incorporation and by-laws of the Continuing Corporation shall be those of Merger Sub, as in effect immediately prior to the Effective Time.

               1.02. Effective Date and Effective Time. Subject to the conditions to the obligations of the parties to effect the Merger as set forth in Article VI, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (1) the third business day to occur after the last of the conditions set forth in Sections 6.01, 6.02, 6.03 and 6.12 have been satisfied or waived in accordance with the terms of this Plan or (2) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

               1.03. Deposit Agreement. Unless FUNC shall have entered into a new deposit agreement with respect to the New FUNC Depositary Shares (as defined below) at the Effective Time, FUNC shall assume the obligations of FFB under the Deposit Agreement, dated as of June 28, 1991 (the "Deposit Agreement"), between FFB and First Fidelity Bank, N.A., as Depositary (the "Depositary"), and shall execute an instrument confirming such assumption in form and substance mutually acceptable to FUNC and FFB. The Continuing Corporation shall instruct the Depositary to treat the shares of New FUNC Series 3 Preferred Stock (as defined in Section 2.01(F)) received by the Depositary in exchange for and upon conversion of the shares of FFB Series F Preferred Stock as new deposited securities under the Deposit Agreement. In accordance with clause (ii) of the first sentence of Section 4.06 of the Deposit Agreement, the Receipts (as defined in the Deposit Agreement) then outstanding shall thereafter represent the shares of New FUNC Series 3 Preferred Stock so received upon conversion and exchange for the shares of FFB Series F Preferred Stock; and, in accordance with the second sentence of such Section 4.06, the Continuing Corporation shall, at the request of FUNC, request that the Depositary call for the surrender of all outstanding Receipts to be exchanged for new Receipts ("New FUNC Depositary Shares") specifically describing the New FUNC Series 3 Preferred Stock.

               1.04. Amendment of FUNC Articles. At the Effective Time, the articles of incorporation of FUNC shall be amended to fix the preferences, limitations and relative rights of the series of FUNC Class A Preferred Stock the shares of which are to be issued in the Merger pursuant to Article II. On or prior to the Effective Date, FUNC shall deliver to the Secretary of State of North Carolina for filing, pursuant to Section 55-10-06 of the Business Corporation Act of North Carolina (the "NCBCA"), articles of amendment, in form mutually acceptable to FUNC and FFB, giving effect to the foregoing and containing any other provisions with respect to the aforementioned series of FUNC Class A Preferred Stock necessary to permit consummation of the Merger in accordance with the terms of this Plan (the "Articles of Amendment").


II.  CONSIDERATION

               2.01. Merger Consideration. Subject to the provisions of this Plan, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any stockholder:

                     (A) Outstanding FUNC Common Stock and Preferred Stock. Each share of FUNC Common Stock (and each attached right (a "FUNC Right") issued pursuant to the Shareholder Protection Rights Agreement, dated December 18, 1990 (as amended, the "FUNC Rights Agreement"), between FUNC and First Union National Bank of North Carolina, as Rights Agent) issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

                     (B) Outstanding Merger Sub Common Stock. Each share of Merger Sub Common Stock issued and outstanding immediately prior to the Effective Time shall be unchanged and shall remain issued and outstanding.

                     (C) Outstanding FFB Common Stock. Each share (excluding shares held by FFB or any of its subsidiaries (as defined in Section 8.08) or by FUNC or any of its subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted ("Treasury Shares")) of FFB Common Stock (including each attached right (a "FFB Right") issued pursuant to the Rights Agreement, dated as of August 17, 1989 (as amended, the "FFB Rights Agreement"), between FFB and First Fidelity Bank, N.A., as Rights Agent) issued and outstanding immediately prior to the Effective Time shall become and be converted into the right to receive 1.35 shares (subject to possible adjustment as set forth in Sections 2.06 and 7.01(E), the "Exchange Ratio") of FUNC Common Stock (with the appropriate number of FUNC Rights, which shall be attached thereto or represented by Rights Certificates in accordance with the FUNC Rights Agreement).

                     (D) Outstanding FFB Series B Preferred Stock. If, immediately prior to the Effective Time, there shall be issued and outstanding any shares of FFB Series B Preferred Stock, then each such share (excluding any Treasury Shares) of FFB Series B Preferred Stock shall become and be converted into the right to receive one share of a newly created series of FUNC Class A Preferred Stock ("New FUNC Series 1 Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the FFB Series B Preferred Stock (but containing a mutually agreed upon provision limiting FUNC's creation or issuance of shares of FUNC Preferred Stock to 10,000,000 shares in the aggregate after the Effective Time for so long as any shares of New FUNC Series 1 Preferred Stock shall be outstanding).

                     (E) Outstanding FFB Series D Preferred Stock. If, immediately prior to the Effective Time, there shall be issued and outstanding any shares of FFB Series D Preferred Stock, then each such share (excluding any Treasury Shares) of FFB Series D Preferred Stock shall become and be converted into the right to receive one share of a newly created series of FUNC Class A Preferred Stock ("New FUNC Series 2 Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the FFB Series D Preferred Stock.

                     (F) Outstanding FFB Series F Preferred Stock. If, immediately prior to the Effective Time, there shall be issued and outstanding any shares of FFB Series F Preferred Stock, then each such share (excluding any Treasury Shares and any shares the recordholder of which properly exercises dissenters' rights of appraisal to the extent available) of FFB Series F Preferred Stock shall become and be converted into the right to receive one share of a newly created series of FUNC Class A Preferred Stock ("New FUNC Series 3 Preferred Stock"; and, together with the New FUNC Series 1 Preferred Stock and New FUNC Series 2 Preferred Stock, "New FUNC Preferred Stock") having terms (to be set forth in the Articles of Amendment) substantially identical to those of the FFB Series F Preferred Stock.

               2.02. Stockholder Rights; Stock Transfers. At the Effective Time, holders of FFB Common Stock and FFB Preferred Stock shall cease to be, and shall have no rights as, stockholders of FFB, other than to receive the consideration provided under this Article II. After the Effective Time, there shall be no transfers on the stock transfer books of FFB or the Continuing Corporation of shares of FFB Stock.

               2.03. Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of FUNC Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, FUNC shall pay to each holder of FFB Common Stock who would otherwise be entitled to a fractional share an amount in cash determined by multiplying such fraction by the average of the last sale prices of FUNC Common Stock, as reported by the New York Stock Exchange (the "NYSE") Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the five NYSE trading days immediately preceding the Effective Date.

               2.04. Exchange Procedures. (1) As promptly as practicable after the Effective Date, FUNC shall send or cause to be sent to each former holder of shares (other than Treasury Shares) of FFB Stock of record immediately prior to the Effective Date transmittal materials for use in exchanging such stockholder's certificates formerly representing FFB Stock ("Old Certificates") for the consideration set forth in this Article II. The certificates representing the shares of FUNC Stock ("New Certificates") into which shares of such stockholder's FFB Stock are converted on the Effective Date and any check in respect of fractional share interests or dividends or distributions which such person shall be entitled to receive will be delivered to such stockholder only upon delivery to First Union National Bank of North Carolina, as Exchange Agent (the "Exchange Agent") of Old Certificates representing all of such shares of FFB Stock (or indemnity satisfactory to FUNC and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or dividends or distributions which any such person shall be entitled to receive pursuant to this Article II upon such delivery. Old Certificates surrendered for exchange by any Affiliate (as defined in Section 5.07) of FFB shall not be exchanged for New Certificates until FUNC has received a written agreement from such person as specified in Section 5.07.

               (2) Notwithstanding the foregoing, neither the Exchange Agent nor the Depositary nor any party hereto shall be liable to any former holder of FFB Stock or FFB Depositary Shares for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

               (3) Notwithstanding any other provisions of this Plan, no dividends or other distributions with a record date following the 30th day to occur after the Effective Time shall be paid to any person holding Old Certificates representing FFB Common Stock until such Old Certificates have been surrendered for exchange for New Certificates. Subject to the effect of applicable laws, (i) until such 30th day, there shall be paid to each former holder of shares of FFB Common Stock, the amount of dividends or other distributions with a record date after the Effective Time but on or before such 30th day payable with respect to the shares of FUNC Common Stock into which such FFB Common Stock has been converted pursuant to Section 2.01 and
(ii) following surrender of any such Old Certificates, there shall be paid to the holder of the New Certificates issued in exchange therefor, without interest, at the time of such surrender, the amount of dividends or other distributions with a record date after such 30th day theretofore payable with respect to the shares represented thereby.

               2.05.  Dissenting Stockholders.  (1)  In accordance with
Section 14A:11-1(1)(a) of the NJBCA, except as set forth in Section 2.05(2), no dissenters' rights of appraisal are available to any holder of shares of FFB Stock, or to any holder of FFB Depositary Shares. To the extent necessary to avoid the existence of any such rights, FFB hereby agrees to use its reasonable best efforts to continue the listing on the NYSE or another national securities exchange of the shares of FFB Stock (other than the FFB Series F Preferred Stock), and the FFB Depositary Shares.

               (2) If any record holder of shares of FFB Series F Preferred Stock shall be entitled to be paid the "fair value" of such shares ("Dissenter's Shares"), as provided in Chapter 14A:11 of the NJBCA, FFB shall give FUNC notice thereof and FUNC shall have the right to participate in all negotiations and proceedings with respect to any such demands. FFB shall not, except with the prior written consent of FUNC, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment.
If any dissenting holder of FFB Series F Preferred Stock shall fail to perfect or shall have effectively withdrawn or lost any right to dissent that such holder may have, the shares of FFB Series F Preferred Stock held by such person shall thereupon be treated as though such shares of FFB Series F Preferred Stock had been converted into shares of FUNC Series 3 Preferred Stock pursuant to Section 2.01(F).

               2.06. Anti-Dilution Provisions. In the event FUNC changes (or establishes a record date for changing) the number of shares of FUNC Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding FUNC Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

               2.07. Treasury Shares. Each of the shares of FFB Stock held as Treasury Shares immediately prior to the Effective Time, shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

               2.08. Options. From and after the Effective Time, all employee and director stock options to purchase shares of FFB Common Stock (each, an "FFB Stock Option"), which are then outstanding and unexercised, shall be converted into and become options to purchase shares of FUNC Common Stock, and FUNC shall assume each such FFB Stock Option in accordance with the terms of the plan and agreement by which it is evidenced; provided, however, that from and after the Effective Time (i) each such FFB Stock Option assumed by FUNC may be exercised solely to purchase shares of FUNC Common Stock, (ii) the number of shares of FUNC Common Stock purchasable upon exercise of such FFB Stock Option shall be equal to the number of shares of FFB Common Stock that were purchasable under such FFB Stock Option immediately prior to the Effective Time multiplied by the Exchange Ratio and rounding down to the nearest whole share, with cash being paid for any fractional share interest that otherwise would be purchasable, and (iii) the per share exercise price under each such FFB Stock Option shall be adjusted by dividing the per share exercise price of each such FFB Stock Option by the Exchange Ratio, and rounding up to the nearest cent. The terms of each FFB Stock Option shall, in accordance with its terms, be subject to further adjustment as appropriate to reflect any stock split, stock dividend, recapitalization or other similar transaction with respect to FUNC Common Stock on or subsequent to the Effective Date. It is intended that the foregoing assumption shall be effected in a manner which is consistent with the requirements of Section 424 of the Code, as to any FFB Stock Option that is an "incentive stock option" (as defined in Section 422 of the Code).


III. ACTIONS PENDING MERGER

               From the date hereof until the Effective Time, except as expressly contemplated in this Plan, (i) without the prior written consent of FUNC (which consent shall not be unreasonably withheld or delayed) FFB will not, and (except with respect to Section 3.07) will cause each of its subsidiaries not to, and (ii) without the prior written consent of FFB (which consent shall not be unreasonably withheld or delayed) FUNC will not, and (except with respect to Section 3.07) will cause each of its subsidiaries not to:

               3.01. Ordinary Course. Conduct the business of it and its subsidiaries other than in the ordinary and usual course or, to the extent consistent therewith, fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action that would (i) adversely affect the ability of any party to obtain any necessary approvals of any Regulatory Authorities (as defined in Section 4.03(I)) required for the transactions contemplated hereby without the imposition of a condition or restriction of the type referred to in the proviso to Section 6.02 or (ii) adversely affect its ability to perform any of its material obligations under this Plan.

               3.02. Capital Stock. Other than (i) as Previously Disclosed in Section 4.03(C) of its Disclosure Letter (as defined in Section 4.02), (ii) in connection with acquisitions of businesses permitted in Section 3.06 or
(iii) under the Deposit Agreement or the relevant Stock Option Agreement, (x) issue, sell or otherwise permit to become outstanding any additional shares of capital stock, any stock appreciation rights, or any Rights (as defined in Section 8.08), (y) enter into any agreement with respect to the foregoing, or
(z) permit any additional shares of capital stock to become subject to new grants of employee stock options, stock appreciation rights, or similar stock-based employee rights.

               3.03. Dividends, Etc. (1) Make, declare or pay any dividend (other than (i) in the case of FFB, quarterly cash dividends on FFB Common Stock payable at a rate not to exceed $0.50 per share (or, beginning with the first dividend payable during 1996, at a rate not to exceed $.55 per share) dividends payable on FFB Preferred Stock at a rate not exceeding the rate provided for in the terms thereof, and dividends from subsidiaries to FFB or another subsidiary of FFB, as applicable, and (ii) in the case of FUNC quarterly cash dividends on FUNC Common Stock and dividends from subsidiaries to FUNC or another subsidiary of FUNC, as applicable) on or in respect of, or declare or make any distribution on any shares of its capital stock, (2) except as Previously Disclosed in Section 3.03 of its Disclosure Letter or as contemplated by Section 5.08(2), directly or indirectly combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock or
(3) other than as Previously Disclosed in Section 4.03(C) of its Disclosure Letter or as required by the relevant Stock Option Agreement (or in the case of FUNC, intercorporate transactions), authorize the creation or issuance of, or issue, any additional shares of its capital stock or any Rights with respect thereto. Notwithstanding the foregoing, in all events FFB and FUNC shall agree to coordinate (on a mutually agreeable basis that will not materially impair KPMG Peat Marwick LLP's ability to deliver the letters referred to in Section 6.05) the declaration of dividends (and the record and payment dates therefor) payable during the period preceding and including the quarter in which the Effective Date occurs so that FFB and FUNC stockholders will receive fair dividends and in no event shall FFB and FUNC stockholders fail to receive a fair dividend during any quarter up to and including the quarter immediately following the Effective Date.

               3.04. Compensation; Employment Agreements; Etc. In the case of FFB and its subsidiaries, enter into or amend any written employment, severance or similar agreements or arrangements with any of its directors, officers or employees, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except for (i) normal individual increases in compensation to employees in the ordinary course of business consistent with past practice or consistent with individual increases by FUNC for similarly situated employees of FUNC (but not exceeding the compensation levels of such FUNC employees) or (ii) other changes as may be required by law or to satisfy contractual obligations existing as of the date hereof or additional grants of awards to newly hired employees consistent with past practice, which to the extent practicable have been Previously Disclosed in Section 3.04 of its Disclosure Letter.

               3.05. Benefit Plans. In the case of FFB and its subsidiaries, enter into or modify (except as may be required by applicable law or to satisfy contractual obligations existing as of the date hereof, which to the extent practicable have been Previously Disclosed in Section 3.05 of its Disclosure Letter) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers, or other employees, including without limitation taking any action that accelerates the vesting or exercise of any benefits payable thereunder.

               3.06. Acquisitions and Dispositions. Except as Previously Disclosed in Section 3.06 of its Disclosure Letter and except for dispositions and acquisitions of assets in the ordinary and usual course of business consistent with past practice, dispose of or discontinue any portion of its assets, business or properties, which is material to it and its subsidiaries taken as a whole, or merge or consolidate with, or acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the business or property of any other entity which is material to it and its subsidiaries taken as a whole (any of the foregoing, a "Business Combination Transaction"); it being understood, for purposes of this
Section 3.06, that: (1) in the case of FFB (i) Business Combination Transactions in which the purchase price to be paid or received by FFB and/or its subsidiaries consists solely of cash in an amount not exceeding $150 million in any one case shall be considered not to be material to FFB and its subsidiaries taken as a whole and (ii) no Business Combination Transaction involving the issuance by FFB and/or its subsidiaries of shares of capital stock would be permissible without FUNC's prior consent; and (2) in the case of FUNC, (i) Business Combination Transactions in which the purchase price to be paid or received by FUNC and/or its subsidiaries includes cash in an amount not exceeding $300 million in any one case or (ii) Business Combination Transactions in which the purchase price paid by FUNC and/or its subsidiaries includes shares of FUNC Common Stock in a number not exceeding 4.0% of the number of such shares outstanding on May 31, 1995 in any one case, shall be considered not to be material to FUNC and its subsidiaries taken as a whole.

               3.07. Amendments. Except, in the case of FUNC, by filing the Articles of Amendment, amend its articles or certificate of incorporation or by-laws (or similar constitutive documents) or, except as contemplated in
Section 4.03(P)(2), the FUNC Rights Agreement or FFB Rights Agreement, as the case may be, redeem the FUNC Rights or FFB Rights, as the case may be, or adopt any plan or arrangement similar to or as a substitute for the FFB Rights Agreement or FUNC Rights Agreement, as the case may be.

               3.08. Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.


               3.09. Adverse Actions. (1) Knowingly take any action that would, or is reasonably likely to, prevent or impede the Merger from qualifying (i) for pooling-of-interests accounting treatment or (ii) as a reorganization within the meaning of Section 368(a) of the Code; provided, however, that nothing contained herein shall limit the ability of FFB or FUNC to exercise its rights under either Stock Option Agreement; or (2) knowingly take any action that is intended or is reasonably likely to result in (x) any of its representations and warranties set forth in this Plan being or becoming untrue in any material respect at any time prior to the Effective Time, (y) any of the conditions to the Merger set forth in Article VI not being satisfied or (z) a material violation of any provision of this Plan except, in every case, as may be required by applicable law.

               3.10. Agreements. Agree or commit to do anything prohibited by Sections 3.01 through 3.09.



IV.      REPRESENTATIONS AND WARRANTIES

               4.01. Disclosure Letters. On or prior to the date hereof, FUNC has delivered to FFB and FFB has delivered to FUNC a letter (as the case may be, its "Disclosure Letter") setting forth, among other things, items the disclosure of which is necessary or appropriate in relation to any or all of its representations and warranties; provided, that (i) no such item is required to be set forth in a Disclosure Letter as an exception to a representation or warranty (it being understood that items to be set forth in response to Sections 4.03(C), (D)(1) and (2) and (M)(1) are intended as informational disclosures and not to constitute exceptions to the applicable representation or warranty) if its absence is not reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standards established by Section 4.02, and (ii) the mere inclusion of an item in a Disclosure Letter shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect (as defined in Section 8.08).

               4.02. Standard. No representation or warranty of FUNC or FFB contained in Section 4.03 (other than the representations and warranties contained in (i) Sections 4.03(A) (with respect to the facts set forth in Recitals A and B), (C) and (U)(ii), which shall be true and correct (except for inaccuracies which are de minimis in amount) and (ii) Sections 4.03(D)(1)(i)-(iv), (F), (P) and (U)(i), which shall be true and correct in all material respects) shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event if such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of Section 4.03 is not reasonably likely to, have a Material Adverse Effect.

               4.03.  Representations and Warranties.  Subject to Sections
4.01 and 4.02, FFB hereby represents and warrants to FUNC, and FUNC hereby represents and warranties to FFB, as follows:

               (A) Recitals. In the case of the representations and warranties of FFB, the facts set forth in Recitals A, E and F of this Plan with respect to it are true and correct. In the case of the representations and warranties of FUNC, the facts set forth in Recitals B, C, E and F of this Plan with respect to it and Merger Sub are true and correct.

               (B) Organization, Standing and Authority. It is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified. It has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

               (C) Shares. (1) The outstanding shares of its capital stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). Except as Previously Disclosed in Section 4.03(C) of its Disclosure Letter, there are no shares of its capital stock authorized and reserved for issuance, it does not have any Rights issued or outstanding with respect to its capital stock, and it does not have any commitment to authorize, issue or sell any such shares or Rights, except pursuant to this Plan, the relevant Stock Option Agreement and the FUNC Rights Agreement or FFB Rights Agreement, as the case may be. Since May 31, 1995, it has issued no shares of its capital stock except pursuant to plans or commitments Previously Disclosed in
Section 4.03(C) of its Disclosure Letter.

               (2) In the case of the representations and warranties of FFB, the number of shares of FFB Common Stock which are issuable upon exercise of FFB Stock Options as of the date hereof are Previously Disclosed in Section 4.03(C) of FFB's Disclosure Letter.

               (3)   In the case of the representations and warranties of
FUNC: (i) the outstanding shares of Merger Sub Common Stock are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights; and (ii) the shares of FUNC Stock to be issued in exchange for shares of FFB Stock in the Merger, when issued in accordance with the terms of this Plan will be duly authorized, validly issued, fully paid and nonassessable.

               (D) Subsidiaries. (1) In the case of the representations and warranties of FFB, (i) it has Previously Disclosed in Section 4.03(d) of FFB's Disclosure Letter a list of all its subsidiaries together with state of incorporation for each such subsidiary and the states or jurisdictions in which such subsidiary is qualified to conduct business, (ii) no equity securities of any of its significant subsidiaries (as defined in Section 8.08) are or may become required to be issued (other than to it or a subsidiary of it) by reason of any Rights, (iii) there are no contracts, commitments, understandings, or arrangements by which any of such significant subsidiaries is or may be bound to sell or otherwise transfer any shares of the capital stock of any such significant subsidiary (other than to it or a subsidiary of it), (iv) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such shares (other than to it or a subsidiary of it), and (v) all of the shares of capital stock of each such significant subsidiary held by it or its subsidiaries are fully paid and (except pursuant to 12 U.S.C. Section 55 or equivalent state statutes in the case of banking subsidiaries) nonassessable and are owned by it or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance ("Liens").

               (2) In the case of the representations and warranties of FFB, except as Previously Disclosed in Section 4.03(D) of FFB's Disclosure Letter, FFB does not own (other than in a bona fide fiduciary capacity or in satisfaction of a debt previously contracted) beneficially, directly or indirectly, any shares of any equity securities or similar interests of any person, or any interest in a partnership or joint venture of any kind.

               (3) Each of its significant subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction in which it is incorporated or organized, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

               (E) Corporate Power. It and each of its significant subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and it (and, in the case of the representations and warranties of FUNC, Merger Sub) has the corporate power and authority to execute, deliver and perform its obligations under this Plan and the Stock Option Agreements.

               (F) Corporate Authority. Subject to receipt of the requisite approval of its stockholders referred to in Section 6.01, this Plan, the Stock Option Agreements and the Voting and Support Agreement, and the transactions contemplated hereby and thereby have been, authorized by all necessary corporate action of it and this Plan is a valid and binding agreement of it (and, in the case of FUNC, Merger Sub) enforceable in accordance with its terms, (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

               (G) No Defaults. Except as Previously Disclosed in Section 4.03(G) of its Disclosure Letter, subject to receipt of the regulatory approvals, and expiration of the waiting periods, referred to in Section 6.02 and the required filings under federal and state securities laws, the execution, delivery and performance of this Plan and the consummation of the transactions contemplated hereby by it, do not and will not (i) constitute a breach or violation of, or a default under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of it or of any of its significant subsidiaries or to which it or any of its significant subsidiaries or properties is subject or bound, (ii) constitute a breach or violation of, or a default under, its articles or certificate of incorporation or by-laws, or (iii) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license agreement, indenture or instrument.

               (H) Financial Reports and SEC Documents. Its Annual Report on Form 10-K for the fiscal year ended December 31, 1994, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its subsidiaries subsequent to December 31, 1994 under the Securities Act of 1933, as amended (together with the rules and regulations thereunder, the "Securities Act") or under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended (together with the rules and regulations thereunder, the "Exchange Act"), in the form filed, or to be filed (collectively, its "SEC Documents"), with the Securities and Exchange Commission (the "SEC") (i) complied or will comply in all material respects as to form with the applicable requirements under the Exchange Act and (ii) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading; and each of the balance sheets in or incorporated by reference into any such SEC Documents (including the related notes and schedules thereto) fairly presents and will fairly present the financial position of the entity or entities to which it relates as of its date and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such report and documents (including any related notes and schedules thereto) fairly presents and will fairly present and results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the entity or entities to which it relates for the periods set forth therein, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal and recurring year-end audit adjustments in the case of unaudited statements.

               (I) Litigation; Regulatory Action. Except as Previously Disclosed in Section 4.03(I) of its Disclosure Letter;

                     (1) no litigation, proceeding or controversy before any court or governmental agency is pending against it or any of its subsidiaries and, to the best of its knowledge, no such litigation, proceeding or controversy has been threatened;

                     (2) neither it nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Office of the Comptroller of the Currency, the Board of Governors of the Federal Reserve System and the Federal Deposit Insurance Corporation) or the supervision or regulation of it or any of its subsidiaries (collectively, the "Regulatory Authorities"); and

                     (3) neither it nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum or understanding, commitment letter or similar submission.

               (J)   Compliance with Laws.  Except as Previously Disclosed in
Section 4.03(J) of its Disclosure Letter, it and each of its subsidiaries:

                     (1) is in compliance, in the conduct of its business, with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

                     (2) has all permits, licenses, authorizations, orders and approvals of, and have made all filings, applications and registrations with, all Regulatory Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened; and

                     (3) has received, since December 31, 1994, no notification or communication from any Regulatory Authority (i) asserting that it or any of its subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Regulatory Authority enforces or (ii) threatening to revoke any license, franchise, permit, or governmental authorization or (iii) threatening or contemplating revocation or limitation of, or which would have the effect of revoking or limiting, federal deposit insurance (nor, to its knowledge, do any grounds for any of the foregoing exist).

               (K) Defaults; Properties. (1) Except as Previously Disclosed in Section 4.03(K) of its Disclosure Letter, neither it nor any of its subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy, or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

               (2) Except as disclosed or reserved against in its SEC Documents, it and its subsidiaries have good and marketable title, free and clear of all Liens (other than Liens for current taxes not yet delinquent or pledges to secure deposits) to all of the material properties and assets, tangible or intangible, reflected in its SEC Documents as being owned by it or its subsidiaries as of the dates thereof. To its knowledge, all buildings and all fixtures, equipment and other property and assets that are material to its business on a consolidated basis and are held under leases or subleases by it or its subsidiaries are held under valid leases or subleases enforceable in accordance with their respective terms (except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability affecting creditors' rights or by general equity principles).

               (L) No Brokers. All negotiations relative to this Plan and the transactions contemplated hereby have been carried on by it directly with the other parties hereto and no action has been taken by it that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment, excluding, in the case of FFB, a fee to be paid to Goldman, Sachs & Co., and, in the case of FUNC, a fee to be paid to Lazard Freres & Co. LLC, which, in each case, has been heretofore disclosed to the other party.

               (M) Employee Benefit Plans. (1) In the case of the representations and warranties of FFB, Section 4.03(M) of FFB's Disclosure Letter contains a complete list of all bonus, vacation, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock and stock option plans, all employment or severance contracts, all medical, dental, disability, health and life insurance plans, all other employee benefit and fringe benefit plans, contracts or arrangements and any applicable "change of control" or similar provisions in any plan, contract or arrangement maintained or contributed to by it or any of its subsidiaries for the benefit of officers, former officers, employees, former employees, directors, former directors, or the beneficiaries of any of the foregoing ("Compensation and Benefit Plans").

               (2) True and complete copies of its Compensation and Benefit Plans, including, but not limited to, any trust instruments and/or insurance contracts, if any, forming a part thereof, and all amendments thereto have been supplied to the other party.

               (3) Each of its Compensation and Benefit Plans has been administered in compliance with the terms thereof. All "employee benefit plans" within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), other than "multiemployer plans" within the meaning of Section 3(37) of ERISA ("Multiemployer Plans"), covering employees or former employees of it and its subsidiaries (its "Plans"), to the extent subject to ERISA, are in compliance with ERISA, the Code, the Age Discrimination in Employment Act and other applicable laws. Each Plan of it or its subsidiaries which is an "employee pension benefit plan" within the meaning of Section 3(2) of ERISA ("Pension Plan") and which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service, and it is not aware of any circumstances reasonably likely to result in the revocation or denial of any such favorable determination letter. Except as Previously Disclosed in
Section 4.03(M) of its Disclosure Letter, there is no pending or, to its knowledge, threatened litigation or governmental audit, examination or investigation relating to the Plans. Neither it nor any of its subsidiaries has engaged in a transaction with respect to any Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject it or any of its subsidiaries to a tax or penalty imposed by either
Section 4975 of the Code or Section 502(i) of ERISA.

               (4) No liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by it or any of its subsidiaries with respect to any ongoing, frozen or terminated "single-employer plan", within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any of them, or the single-employer plan of any entity which is considered one employer with it under Section 4001(a)(15) of ERISA or Section 414 of the Code (an "ERISA Affiliate"). Neither it nor any of its subsidiaries presently contributes to a Multiemployer Plan, nor have they contributed to such a plan within the past five calendar years. No notice of a "reportable event", within the meaning of Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Pension Plan of it or any of its subsidiaries or by any ERISA Affiliate within the past 12 months.

               (5) All contributions, premiums and payments required to be made under the terms of any Plan of it or any of its subsidiaries have been made. Neither any Pension Plan of it or any of its subsidiaries nor any single-employer plan of an ERISA Affiliate of it or any of its subsidiaries has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA. Neither it nor any of its subsidiaries has provided, or is required to provide, security to any Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to Section 401(a)(29) of the Code.

               (6) Under each Pension Plan of it or any of its subsidiaries which is a single-employer plan, as of the last day of the most recent plan year ended prior to the date hereof, the actuarially determined present value of all "benefit liabilities", within the meaning of Section 4001(a)(16) of ERISA (as determined on the basis of the actuarial assumptions contained in the Plan's most recent actuarial valuation) did not exceed the then current value of the assets of such Plan, and there has been no adverse change in the financial condition of such Plan (with respect to either assets or benefits) since the last day of the most recent Plan year.

               (7) In the case of the representations and warranties of FFB, neither FFB nor any of its subsidiaries has any obligations for retiree health and life benefits under any plan, except as Previously Disclosed in Section 4.03(M) of FFB's Disclosure Letter.

               (8) In the case of the representations and warranties of FFB, except as Previously Disclosed in Section 4.03(M) of FFB's Disclosure Letter, neither the execution and delivery of this Plan nor the consummation of the transactions contemplated hereby will (i) result in any payment (including, without limitation, severance, unemployment compensation, golden parachute or otherwise) becoming due to any director or any employee of FFB or any of its subsidiaries under any Compensation and Benefit Plan or otherwise from FFB or any of its subsidiaries, (ii) increase any benefit otherwise payable under any Compensation and Benefit Plan or (iii) result in any acceleration of the time of payment or vesting of any such benefit.

               (N) Labor Matters. Neither it nor any of its subsidiaries is a party to, or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is it or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel it or such subsidiary to bargain with any labor organization as to wages and conditions of employment, nor is there any strike or other labor dispute involving it or any of its subsidiaries, pending or, to the best of its knowledge, threatened, nor is it aware of any activity involving it or any of its subsidiaries' employees seeking to certify a collective bargaining unit or engaging in any other organization activity.

               (O) Insurance. It and its subsidiaries have taken all requisite action (including without limitation the making of claims and the giving of notices) pursuant to its directors' and officers' liability insurance policy or policies in order to preserve all rights thereunder with respect to all matters (other than matters arising in connection with this Plan and the transactions contemplated hereby) that are known to it.

               (P) Takeover Laws; Rights Plans. (1) It has taken all action required to be taken by it in order to exempt this Plan, the relevant Stock Option Agreement and the Voting and Support Agreement, and the transactions contemplated hereby and thereby, from, and this Plan, the Voting and Support Agreement and the relevant Stock Option Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" or other anti-takeover laws and regulations (collectively, "Takeover Laws") of the States (i) of North Carolina in the case of the representations and warranties of FUNC, including Articles 9 and 9A of the NCBCA, and (ii) of New Jersey in the case of the representations and warranties of FFB, including Article 14A:10A of the NJBCA.

               (2) It has (i) in the case of the representations and warranties of FFB, duly entered into an amendment to the FFB Rights Agreement in substantially the form of Exhibit D, (ii) in the case of the representations and warranties of FUNC, duly entered into an amendment to the FUNC Rights Agreement in substantially the form of Exhibit E and (iii) taken all other action necessary or appropriate so that, the entering into of this Plan and the Stock Option Agreements (and, in the case of the representations and warranties of FFB, the Voting and Support Agreement), and the consummation of the transactions contemplated hereby and thereby (including without limitation the Merger and the exercise of the Option (as defined in the relevant Stock Option Agreement)) do not and will not result in the ability of any person to exercise any Rights under, in the case of FFB, the FFB Rights Agreement, and in the case of FUNC, the FUNC Rights Agreement, or enable or require in the case of FFB, the FFB Rights and in the case of FUNC, the FUNC Rights, to separate from the shares of common stock to which they are attached or to be triggered or become exercisable.

               (3) In the case of the representations and warranties of FFB, no "Distribution Date", "Shares Acquisition Date" or "Trigger Event" (as such terms are defined in the FFB Rights Plan) has occurred; and, in the case of the representations and warranties of FUNC, no "Separation Time", "Stock Acquisition Date" or "Flip-in Date" (as such terms are defined in the FUNC Rights Agreement) has occurred.

               (Q)   Environmental Matters.  Except as Previously Disclosed in
Section 4.03(O) of its Disclosure Letter:

                     (1) To its knowledge, it and each of its subsidiaries, the Participation Facilities and the Loan/Fiduciary Properties (each as defined below) are, and have been, in compliance with all Environmental Laws (as defined below) and it has no knowledge of any circumstances that with the passage of time or the giving of notice would be reasonably likely to result in noncompliance.

                     (2) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which it or any of its subsidiaries or any Participation Facility has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the presence, release or threatened release into the environment of any Hazardous Material (as defined below), whether or not occurring at or on a site owned, leased or operated by it or any of its subsidiaries or any Participation Facility.

                     (3) There is no proceeding pending or, to its knowledge, threatened before any court, governmental agency or board or other forum in which any Loan/Fiduciary Property (or it or any of its subsidiaries in respect of any Loan/Fiduciary Property) has been, or with respect to threatened proceedings, reasonably would be expected to be, named as a defendant or potentially responsible party (i) for alleged noncompliance (including by any predecessor) with any Environmental Law, or (ii) relating to the release or threatened release into the environment of any Hazardous Material, whether or not occurring at or on a Loan/Fiduciary Property.

                     (4) To its knowledge, there is no reasonable basis for any proceeding of a type described in Section 4.03(Q) (2) or (3).

                     (5) To its knowledge, during the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any Participation Facility, or
         (iii) its or any of its subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there have been no releases or threatened releases of Hazardous Material in, on, from, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                     (6) To its knowledge, prior to the period of (i) its or any of its subsidiaries' ownership or operation of any of their respective current properties, (ii) its or any of its subsidiaries' participation in the management of any Participation Facility, or
         (iii) its or any of its subsidiaries' holding of a security or other interest in a Loan/Fiduciary Property, there were no releases or threatened releases of Hazardous Material in, on, under or affecting any such property, Participation Facility or Loan/Fiduciary Property.

                     (7) With respect to either FFB or FUNC, the following definitions apply for purposes of this Section 4.03(O):
         "Loan/Fiduciary Property" means any property owned or operated by it or any of its subsidiaries or in which it or any of its subsidiaries holds a security or other interest (including, without limitation, a fiduciary interest), and, where required by the context, includes any such property where it or any of its subsidiaries constitutes the owner or operator of such property; "Participation Facility" means any facility in which it or any of its subsidiaries participates in the management and, where required by the context, includes the owner or operator of such property; "Environmental Law" means (i) any federal, state and local law, statute, ordinance, rule, regulation, code, license, permit, authorization, approval, consent, legal doctrine, order, judgment, decree, injunction, requirement or agreement with any governmental entity, relating to (a) the protection, preservation or restoration of the environment, (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface land, subsurface land, plant and animal life or any other natural resource), or to human health or safety, or (b) the exposure to, or the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Hazardous Material, in each case as amended and as now in effect and includes, without limitation, the federal Comprehensive Environmental Response, Compensation, and Liability Act of 1980, the Superfund Amendments and Reauthorization Act, the Federal Water Pollution Control Act of 1972, the federal Clean Air Act, the federal Clean Water Act, the federal Resource Conservation and Recovery Act of 1976 (including the Hazardous and Solid Waste Amendments thereto), the federal Solid Waste Disposal Act, the federal Toxic Substances Control Act, the Federal Insecticide, Fungicide and Rodenticide Act, the Federal Occupational Safety and Health Act of 1970, and any similar state or local laws each as amended and as now in effect, and (ii) any common law or equitable doctrine (including, without limitation, injunctive relief and tort doctrines such as negligence, nuisance, trespass and strict liability) that may impose liability or obligations for injuries or damages due to, or threatened as a result of, the presence of or exposure to any Hazardous Material; "Hazardous Material" means any substance presently listed, defined, designated or classified as hazardous, toxic, radioactive or dangerous or otherwise regulated, under any Environmental Law, whether by type or quantity, and includes, without limitation, any oil or other petroleum product, toxic waste, pollutant, contaminant, hazardous substance, toxic substance, hazardous waste, special waste, solid waste or petroleum or any derivative or by-product thereof, radon, radioactive material, asbestos, asbestos containing material, urea formaldehyde foam insulation, lead and polychlorinated biphenyl.

               (R) Tax Reports. Except as Previously Disclosed in Section 4.03(R) of its Disclosure Letter: (i) all reports and returns with respect to Taxes (as defined below) that are required to be filed by or with respect to it or its subsidiaries, including without limitation consolidated federal income tax returns of it and its subsidiaries (collectively, the "Tax Returns"), have been timely filed, or requests for extensions have been timely filed and have not expired, and such tax Returns were true, complete and accurate; (ii) all taxes (which shall include federal, state, local or foreign income, gross receipts, windfall profits, severance, property, production, sales, use, license, excise, franchise, employment, withholding or similar taxes imposed on the income, properties or operations of it or its subsidiaries, together with any interest, additions, or penalties with respect thereto and any interest in respect of such additions or penalties, collectively the "Taxes") shown to be due on such Tax Returns have been paid in full; (iii) all taxes due with respect to completed and settled examinations have been paid in full; (iv) no issues have been raised by the relevant taxing authority in connection with the examination of any of such Tax Returns; and (v) no waivers of statutes of limitations (excluding such statutes that relate to years currently under examination by the Internal Revenue Service) have been given by or requested with respect to any Taxes of it or any of its subsidiaries.

               (S) Pooling, Reorganization. As of the date hereof, it is aware of no reason why the Merger will fail to qualify (i) for pooling-of-interests accounting treatment or (ii) as a reorganization under
Section 368(a) of the Code.

               (T) Regulatory Approvals. As of the date hereof, it is aware of no reason why the regulatory approvals and consents referred to in Section
6.02 will not be received without the imposition of a condition or requirement described in the proviso thereto.

               (U) No Material Adverse Effect. Since December 31, 1994, except as Previously Disclosed in its SEC Documents filed with the SEC on or before the date hereof or in any Section of its Disclosure Letter, (i) it and its subsidiaries have conducted their respective businesses in the ordinary and usual course (excluding the incurrence of expenses related to this Plan and the transactions contemplated hereby) and (ii) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 4.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to it.

V.       COVENANTS

               FFB hereby covenants to and agrees with FUNC, and FUNC hereby covenants to and agrees with FFB, that:

               5.01. Reasonable Best Efforts. Subject to the terms and conditions of this Plan, it shall use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as reasonably practicable and to otherwise enable consummation of the transactions contemplated hereby and shall cooperate fully with the other parties hereto to that end.

               5.02. Stockholder Approvals. Each of them shall take, in accordance with applicable law, NYSE rules and its respective articles or certificate of incorporation and by-laws, all action necessary to convene, respectively, an appropriate meeting of stockholders of FUNC to consider and vote upon the issuance of the shares of FUNC Stock to be issued in the Merger pursuant to this Plan and to vote on any other stockholder approval matters required for consummation of the Merger (the "FUNC Meeting"), and an appropriate meeting of stockholders of FFB to consider and vote upon the approval of this Plan and to vote on any other stockholder approval matters required for consummation of the Merger (the "FFB Meeting"; each of the FUNC Meeting and the FFB Meeting, a "Meeting"), respectively, as promptly as practicable after the Registration Statement (as defined in Section 5.03) is declared effective. Subject to the next succeeding sentence, the Board of Directors of each of FUNC and FFB will recommend such approval, and each of FUNC and FFB will take all reasonable lawful action to solicit such approval by its respective stockholders. The Board of Directors of FUNC or FFB, acting on behalf of FUNC or FFB, respectively, may fail to make such recommendation, or withdraw, modify or change any such recommendation if and only if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the making of such recommendation, or the failure so to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

               5.03. Registration Statement. (1) Each of FUNC and FFB agrees to cooperate in the preparation of a registration statement on Form S-4 (the "Registration Statement") to be filed by FUNC with the SEC in connection with the issuance of FUNC Common Stock (and, to the extent necessary, New FUNC Preferred Stock and New FUNC Depositary Shares) in the Merger (including the joint proxy statement and prospectus and other proxy solicitation materials of FUNC and FFB constituting a part thereof (the "Joint Proxy Statement")). Each of FFB and FUNC agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. FUNC also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. FFB agrees to furnish to FUNC all information concerning FFB, its subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

               (2) Each of FFB and FUNC agrees, as to itself and its subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Joint Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the times of the FUNC Meeting and the FFB Meeting, contain any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Joint Proxy Statement or any amendment or supplement thereto.

               (3) In the case of FUNC, FUNC will advise FFB, promptly after FUNC receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of the FUNC Stock or New FUNC Depositary Shares for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

               5.04. Press Releases. It will not, without the prior approval of the other, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law.

               5.05. Access; Information. (1) Upon reasonable notice, it shall afford the other parties and their officers, employees, counsel, accountants and other authorized representatives, access, during normal business hours throughout the period prior to the Effective Date, to all of its properties, books, contracts, commitments and records and, during such period, it shall furnish promptly to it (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request; and (2) it will not use any information obtained pursuant to this Section 5.05 for any purpose unrelated to the consummation of the transactions contemplated by this Plan and, if this Plan is terminated, will hold all information and documents obtained pursuant to this paragraph in confidence (as provided in Section 8.06) unless and until such time as such information or documents become publicly available other than by reason of any action or failure to act by it or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed. No investigation by either party of the business and affairs of another shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Plan, or the conditions to either party's obligation to consummate the transactions contemplated by this Plan.

               5.06. Acquisition Proposals. Without the prior written consent of the other, neither FFB nor FUNC shall, and each of them shall cause its respective subsidiaries not to, solicit or encourage inquiries or proposals with respect to, or engage in any negotiations concerning, or provide any confidential information to, or have any discussions with, any such person relating to, any tender offer or exchange offer for, or any proposal for the acquisition of a substantial equity interest in, or a substantial portion of the assets of, such party or any of its significant subsidiaries; provided, however, that the Board of Directors of FFB or FUNC, on behalf of FFB or FUNC, respectively, may furnish or cause to be furnished information and may participate in such discussions and negotiations directly or through its representatives if such Board of Directors, after having consulted with and considered the advice of outside counsel, has determined that the failure to provide such information or participate in such negotiations and discussions would cause the members of such Board of Directors to breach their fiduciary duties under applicable laws. It shall instruct its and its subsidiaries' officers, directors, agents, advisors and affiliates to refrain from doing any of the foregoing.

               5.07. Affiliate Agreements. (1) Not later than the 15th day prior to the mailing of the Joint Proxy Statement, FUNC shall deliver to FFB, and FFB shall deliver to FUNC, a schedule of each person that, to the best of its knowledge, is or is reasonably likely to be, as of the date of the relevant Meeting, deemed to be an "affiliate" of it (each, an "Affiliate") as that term is used in Rule 145 under the Securities Act or SEC Accounting Series Releases 130 and 135.

               (2) Each of FFB and FUNC shall use its respective reasonable best efforts to cause each person who may be deemed to be an Affiliate of FFB or FUNC, as the case may be, to execute and deliver to FFB and FUNC on or before the date of mailing of the Joint Proxy Statement an agreement in the form attached hereto as Exhibit F or Exhibit G, respectively.

               5.08. Certain Modifications; Restructuring Charges. (1) FFB and FUNC shall consult with respect to their loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) and FFB shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as may be mutually agreed upon. FFB and FUNC shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby and shall take such charges in accordance with generally accepted accounting principles, as may be mutually agreed upon. No party's representations, warranties and covenants contained in this Plan shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this
Section 5.08.

               (2) Each of FFB and FUNC agrees to cooperate with the other in effecting, prior to the Effective Time, repurchases of shares of FUNC Common Stock and/or FFB Common Stock; provided, however, that no such redemption or repurchase shall be effected by either party (i) if KPMG Peat Marwick LLP concludes that, as a result thereof, such firm may be unable to deliver the letters referred to in Section 6.05, (ii) if Sullivan & Cromwell, special tax counsel to FUNC and FFB, concludes that, as a result thereof, such firm may be unable to deliver the opinion referred to in
Section 6.10, (iii) except in accordance with the Exchange Act and other applicable law or (iv) on any day which FFB and FUNC reasonably conclude may fall within the period for determining the Average Closing Price (as defined in Section 7.01(E)).

               (3) In the case of FFB, FFB agrees to amend its Dividend Reinvestment Plan ("DRP") so that after the execution of this Plan, no original issue shares of FFB Common Stock will be issued under the DRP.

               5.09. Takeover Laws. No party shall take any action that would cause the transactions contemplated by this Plan, the Voting and Support Agreement and/or the Stock Option Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Plan, the Voting and Support Agreement and the Stock Option Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect, including, without limitation, Articles 9 and 9A of the NCBCA, Article 14A:10A of the NJBCA, other Takeover Laws of the States of North Carolina or New Jersey or Takeover Laws of any other State that purport to apply to this Plan or the transactions contemplated hereby or thereby.

               5.10. No Rights Triggered. Each of FFB and FUNC shall take all necessary steps to ensure that the entering into of this Plan, the Voting and Support Agreement and the Stock Option Agreements and the consummation of the transactions contemplated hereby and thereby and any other action or combination of actions, or any other transactions contemplated hereby or thereby, do not and will not result in the grant of any rights to any person (1) under its articles or certificate of incorporation or by-laws,
(2) under any material agreement to which it or any of its subsidiaries is a party (including without limitation, in the case of FFB, the FFB Rights Agreement, and in the case of FUNC, the FUNC Rights Agreement) or (3) to exercise or receive certificates for Rights, or acquire any property in respect of Rights, under the FFB Rights Agreement or FUNC Rights Agreement, as the case may be.

               5.11. Shares Listed. In the case of FUNC, FUNC shall use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, upon official notice of issuance, the shares of FUNC Stock and New FUNC Depositary Shares to be issued to the holders of FFB Stock and FFB Depositary Shares in the Merger (but only to the extent that the corresponding class or series of FFB Stock and/or the FFB Depositary Shares were so listed immediately prior to the Effective Time).

               5.12.  Regulatory Applications.  (1) Each party shall promptly
(i) prepare and submit applications to the appropriate Regulatory Authorities and (ii) make all other appropriate filings to secure all other approvals, consents and rulings, which are necessary for it to consummate the Merger.

               (2) Each of FUNC and FFB agrees to cooperate with the other and, subject to the terms and conditions set forth in this Agreement, use its reasonable best efforts to prepare and file all necessary documentation, to effect all necessary applications, notices, petitions, filings and other documents, and to obtain all necessary permits, consents, orders, approvals and authorizations of, or any exemption by, all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan, including without limitation the regulatory approvals referred to in Section 6.02. Each of FUNC and FFB shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to all material written information submitted to, any third party or any Regulatory Authorities in connection with the transactions contemplated by this Plan. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Regulatory Authorities necessary or advisable to consummate the transactions contemplated by this Plan and each party will keep the other parties apprised of the status of material matters relating to completion of the transactions contemplated hereby.

               (3) Each party agrees, upon request, to furnish the other parties with all information concerning itself, its subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its subsidiaries to any Regulatory Authority.

               5.13. Indemnification. (A) For six years after the Effective Date, FUNC shall indemnify, defend and hold harmless the present and former directors, officers and employees of FFB and its subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Plan, the Voting and Support Agreement and the FFB Stock Option Agreement) to the fullest extent that such persons are indemnified under the laws of the State of New Jersey and FFB's certificate of incorporation and by-laws as in effect on the date hereof (and during such period FUNC shall also advance expenses (including expenses constituting Costs described in Section 5.13(E)) as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined that such person is not entitled to indemnification with no bond or security to be required); provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under New Jersey law and such certificate of incorporation and by-laws shall be made by independent counsel (which shall not be counsel that provides material services to FUNC) selected by FUNC and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable New Jersey judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and FUNC shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

               (B) FUNC shall maintain FFB's existing directors' and officers' liability insurance policy (or a policy providing comparable coverage amount on terms no less favorable, including FUNC's existing policy if it meets the foregoing standard) covering persons who are currently covered by such insurance for a period of three years after the Effective Date.

               (C) Any Indemnified Party wishing to claim indemnification under Section 5.13(A), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify FUNC thereof; provided that the failure so to notify shall not affect the obligations of FUNC under
Section 5.13(A) unless and to the extent such failure materially increases FUNC's liability under such subsection (A).

               (D) If FUNC or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of FUNC shall assume the obligations set forth in this Section 5.13.

               (E) FUNC shall pay all reasonable Costs, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 5.13. The rights of each Indemnified Party hereunder shall be in addition to any other rights such Indemnified Party may have under applicable law.

               5.14. Benefit Plans. As soon as administratively practicable after the Effective Date (and unless administratively impracticable, no earlier than January 1, 1997), FUNC shall take all reasonable action so that employees of FFB and its subsidiaries shall be generally entitled to participate in the pension, severance, benefit, vacation, sick pay and similar plans on substantially the same terms and conditions as employees of FUNC and its subsidiaries, and until such time, the plans of FFB shall remain in effect; provided, that no employee of FFB who becomes an employee of FUNC and who elects coverage by FUNC's medical insurance plans shall be excluded coverage thereunder (for such employee or any other covered person) on the basis of a preexisting condition that was not also excluded under FFB's medical insurance plans, but to the extent such preexisting condition was excluded from coverage under FFB's medical insurance plans, this proviso shall not require coverage for such preexisting condition. For the purpose of determining eligibility to participate in such plans, eligibility for benefit forms and subsidies, the vesting of benefits under such plans and the accrual of benefits under such plans (including, but not limited to, any pension, severance, 401(K), vacation and sick pay), FUNC shall give effect to years of service (and for purposes of qualified and nonqualified pension plans, prior earnings) with FFB or its subsidiaries, as the case may be, as if they were with FUNC or its subsidiaries. Retirees prior to January 1, 1998, shall have their retiree welfare benefits grandfathered at the level in effect at FFB on December 31, 1996. FUNC also shall cause the Continuing Corporation and its subsidiaries to honor in accordance with their terms all employment, severance, consulting and other compensation contracts, disclosed in Section 4.03(M) of the FFB Disclosure Letter, between FFB or any of its subsidiaries and any current or former director, officer or employee thereof.

               5.15. Accountants' Letters. Each of FFB and FUNC shall use its reasonable best efforts to cause to be delivered to the other party, and such other party's directors and officers who sign the Registration Statement, a letter of KPMG Peat Marwick LLP, independent auditors, dated
(i) the date on which the Registration Statement shall become effective and
(ii) a date shortly prior to the Effective Date, and addressed to such other party, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

               5.16. Registration Rights. Each person (including its "affiliates" and "associates", as defined under the Securities Act) who is precluded by Rule 145 under the Securities Act from selling or disposing of all of the shares of FUNC Common Stock received by such person in the Merger within one calendar quarter in the absence of an effective registration statement therefor, or another exemption from registration, under the Securities Act (each, together with such affiliates and associates, a "Large Shareholder") shall be entitled to registration rights for such shares as set forth in Exhibit H.

               5.17. Certain Director and Officer Positions. (1) FUNC agrees to cause six members of FFB's Board of Directors, which members shall be nominated by FFB and willing so to serve (subject to any applicable legal restrictions) ("Former FFB Directors") and shall include Mr. Anthony P. Terracciano and Mr. Juan Rodriguez Inciarte, to be elected or appointed as directors of FUNC at, or as promptly as practicable after, the Effective Time. At the first annual meeting of stockholders of FUNC subsequent to the Effective Time, FUNC shall take all corporate action necessary to, and shall, renominate Mr. Terracciano and Mr. Inciarte for election as directors of FUNC for in each case three-year terms and shall recommend that the FUNC stockholders vote for the election of such individuals as directors.

               (2) FUNC agrees to cause three Former FFB Directors to be elected or appointed as members of the Executive Committee of the Board of Directors of FUNC at, or as promptly as practicable after, the Effective Time (which Executive Committee shall at such time consist of not more than ten members) and shall include Mr. Terracciano and two other Former FFB Directors agreed upon by the Chief Executive Officers of FFB and FUNC prior to the Effective Time.

               (3) At the Effective Time, FUNC's Board of Directors shall elect or appoint Mr. Terracciano as President of FUNC.

               5.18. Notification of Certain Matters. Each of FFB and FUNC shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

VI.      CONDITIONS TO CONSUMMATION OF THE MERGER

         The obligations of each of the parties to consummate the Merger is conditioned upon the satisfaction at or prior to the Effective Time of each of the following:

               6.01. Shareholder Vote. Approval of this Plan by the requisite votes of the stockholders of FFB and FUNC;

               6.02. Regulatory Approvals. Procurement by FUNC, FFB and the Investor of all requisite approvals and consents of Regulatory Authorities and the expiration of the statutory waiting period or periods relating thereto; provided, however, that no such approval or consent shall have imposed any condition or requirement which would so materially and adversely impact the economic or business benefits to FUNC or FFB of the transactions contemplated by this Plan that, had such condition or requirement been known, such party would not, in its reasonable judgment, have entered into this Plan;

               6.03. Third Party Consents. All consents or approvals of all persons (other than Regulatory Authorities) required for the consummation of the Merger shall have been obtained and shall be in full force and effect, unless the failure to obtain any such consent or approval is not reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on FFB or FUNC.

               6.04. No Injunction, Etc. No order, decree or injunction of any court or agency of competent jurisdiction shall be in effect, and no law, statute or regulation shall have been enacted or adopted, that enjoins, prohibits or makes illegal consummation of any of the transactions contemplated hereby;

               6.05. Pooling Letters. FUNC and FFB shall have received from KPMG Peat Marwick LLP, independent auditors for both FFB and FUNC, letters, dated the date of or shortly prior to each of the mailing date of the Joint Proxy Statement and the Effective Date, to the effect that such auditors are not aware of any facts or circumstances which might cause the Merger not to qualify for pooling of interests accounting treatment;

               6.06. Representations, Warranties and Covenants of FUNC. (i) Each of the representations and warranties contained herein of FUNC shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of a specified date, which shall be true and correct as of such date, in any case subject to the standards established by Section 4.02, (ii) each and all of the agreements and covenants of FUNC to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) FFB shall have received a certificate signed by the Chief Financial Officer of FUNC, dated the Effective Date, to the effect set forth in clauses (i) and (ii);

               6.07. Representations, Warranties and Covenants of FFB. (i) Each of the representations and warranties contained herein of FFB shall be true and correct as of the date of this Plan and upon the Effective Date with the same effect as though all such representations and warranties had been made on the Effective Date, except for any such representations and warranties made as of the specified date, which shall be true and correct as of such date, in any case subject to the standards established by Section 4.02, (ii) each and all of the agreements and covenants of FFB to be performed and complied with pursuant to this Plan on or prior to the Effective Date shall have been duly performed and complied with in all material respects, and (iii) FUNC shall have received a certificate signed by the Chief Financial Officer of FFB, dated the Effective Date, to the effect set forth in clauses (i) and
(ii);

               6.08. Effective Registration Statement.The Registration Statement shall have become effective and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC or any other Regulatory Authority;

               6.09. Blue-Sky Permits. FUNC shall have received all state securities laws and "blue sky" permits necessary to consummate the Merger;

               6.10. Tax Opinion.FUNC and FFB shall have received an opinion from Sullivan & Cromwell, special tax counsel to FUNC and FFB, to the effect that (i) the Merger constitutes a reorganization under Section 368 of the Code, and (ii) no gain or loss will be recognized by stockholders of FFB who receive shares of FUNC Stock, or New FUNC Depositary Shares, in exchange for their shares of FFB Stock, and FFB Depositary Shares, except that gain or loss may be recognized as to cash received in lieu of fractional share interests; in rendering their opinion, Sullivan & Cromwell may require and rely upon representations and agreements contained in certificates of officers of FUNC, FFB, the Investor and other;

               6.11. Articles of Amendment. The Articles of Amendment shall have become effective in accordance with the NCBCA;

               6.12. NYSE Listing. The shares of FUNC Stock and the New FUNC Depositary Shares, issuable pursuant to this Plan shall have been approved for listing on the NYSE (but only to the extent that the corresponding class or series of FFB Stock and/or the FFB Depositary Shares were so listed immediately prior to the Effective Time), subject to official notice of issuance; and

               6.13. Rights Agreements.There shall exist no "Acquiring Person" and no "Shares Acquisition Date" or "Trigger Event" (as each of such terms are defined in the FFB Rights Plan) shall have occurred; and there shall exist no "Acquiring Person" and no "Stock Acquisition Date" or "Flip-in-Date" (as each of such terms are defined in the FUNC Rights Agreement) shall have occurred;

provided, however, that a failure to satisfy any of the conditions set forth in Section 6.07 shall only constitute conditions if asserted by FUNC, and a failure to satisfy any of the conditions set forth in Section 6.06 shall only constitute conditions if asserted by FFB.


VII.     TERMINATION

               7.01. Termination.This Plan may be terminated, and the Merger may be abandoned:

               (A) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of FUNC and FFB, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

               (B) Breach. At any time prior to the Effective Time, by FUNC or FFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard established by Section 4.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a material breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach.

               (C) Delay. At any time prior to the Effective Time, by FUNC or FFB, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by June 30, 1996, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 7.01 (C).

               (D) No Approval. By FFB or FUNC, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the consent of the Board of Governors of the Federal Reserve System for consummation of the Merger and the other transactions contemplated by the Merger shall have been denied by final nonappealable action of such Regulatory Authority or (ii) any stockholder approval required by Section 6.01 herein is not obtained at the FFB Meeting or the FUNC Meeting.

               (E) Possible Adjustment. By FFB, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, at any time during the ten-day period commencing two days after the Determination Date, if either (x) both of the following conditions are satisfied:

               (1) the Average Closing Price on the Determination Date of shares of FUNC Common Stock shall be less than $40.48; and

               (2) (i) the number obtained by dividing the Average Closing Price on such Determination Date by $47.625 (such number being referred to herein as the "FUNC Ratio") shall be less than (ii) the number obtained by dividing the Index Price on the Determination Date by the Index Price on the Starting Date and subtracting 0.15 from the quotient in this clause (x) (2) (ii) (such number being referred to herein as the "Index Ratio");

or (y) the Average Closing Price on the Determination Date of shares of FUNC Common Stock shall be less than the product of 0.75 and the Starting Price;

subject, however, to the following four sentences. If FFB elects to exercise its termination right pursuant to the immediately preceding sentence, it shall give prompt written notice to FUNC which notice shall specify which of clauses
(x) or (y) is applicable (or if both would applicable, which clause is being invoked); provided that such notice of election to terminate may be withdrawn at any time within the aforementioned ten-day period. During the five-day period commencing with its receipt of such notice, FUNC shall have the option in the case of a failure to satisfy the condition in clause (x), of adjusting the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of $40.48 and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the FUNC Ratio. During such five-day period, FUNC shall have the option, in the case of a failure to satisfy the condition in clause (y), to elect to increase the Exchange Ratio to equal a number equal to a quotient (rounded to the nearest one-thousandth), the numerator of which is the product of 0.75, the Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price. If FUNC makes an election contemplated by either of the two preceding sentences, within such five-day period, it shall give prompt written notice to FFB to such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 7.01 (E) and this Plan shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to "Exchange Ratio" shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section
7.01 (E).

               For purposes of this Section 7.01 (E), the following terms shall have the meanings indicated:

               "Average Closing Price" means the average of the daily last sale prices of FUNC Common Stock as reported on the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source) for the ten consecutive full trading days in which such shares are traded on the NYSE ending at the close of trading on the Determination Date.

               "Determination Date" means the date of which the approval of the Federal Reserve Board required for consummation of the Merger shall be received.

               "Index Group" means the group of each of the 13 bank holding companies listed below, the common stock of all of which shall be publicly traded and as to which there shall not have been, since the Starting Date and before the Determination Date, an announcement of a proposal for the acquisition or sale of such company. In the event that the common stock of any such company ceases to be publicly traded or any such announcement is made with respect to any such company, such company will be removed from the Index Group, and the weights (which have been determined based on the number of outstanding shares of common stock) redistributed proportionately for purposes of determining the Index Price. The 13 bank holding companies and the weights attributed to them are as follows:

         Bank Holding Company                                  Weighting
         --------------------                                  ---------

         Banc One Corp. (ONE)                                    15.17%
         Norwest Corporation (NOB)                               10.91
         SunTrust Banks, Inc. (STI)                               7.87
         KeyCorp (KEY)                                            8.63
         Fleet Financial Group, Inc. (FLT)                        6.19
         NBD Bancorp, Inc. (NBD)                                  5.91
         PNC Financial Corp (PNC)                                 7.34
         Wachovia Corporation (WB)                                7.38
         First Bank System, Inc. (FBS)                            6.70
         Barnett Banks, Inc. (BBI)                                6.10
         National City Corporation (NCC)                          5.22
         Mellon Bank Corporation (MEL)                            7.43
         Boatmen's Bancshares, Inc. (BOAT)                        5.15
                                                                -------
                                                                100.00%


               "Index Price" on a given date means the weighted average (weighted in accordance with the factors listed above) of the closing prices of the companies composing the Index Group.

               "Starting Date" means June 16, 1995.

               "Starting Price" shall mean the last sale price per share of FUNC Common Stock on June 19, 1995, as reported by the NYSE Composite Transactions reporting system (as reported in The Wall Street Journal or, if not reported therein, in another mutually agreed upon authoritative source).

               If any company belonging to the Index Group or FUNC declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the Starting Date and the Determinate Date, the prices for the common stock of such company or FUNC shall be appropriately adjusted for the purposes of applying this
Section 7.01 (E).

               (F)   Stock Option Agreements; Voting and Support Agreement.
By FFB, if the FUNC Stock Option Agreement shall not have been executed and delivered by FUNC by the close of business on the day following the date of execution of this Plan; or by FUNC, (i) if the FFB Stock Option Agreement or the Voting and Support Agreement shall not have been executed and delivered by FFB or, in the case of the Voting and Support Agreement, by the Investor, by the close of business on the day following the date of execution of this Plan or (ii) at any time prior to the Effective Time, if the Investor materially breaches any of its representations, warranties, covenants and agreements, which breach has not and cannot reasonably be cured within 30 days after the giving of written notice to the Investor of such breach, under the Voting and Support Agreement.

               (G) Failure to Recommend, Etc. At any time prior to the FFB Meeting, by FUNC if the Board of Directors of FFB shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FUNC; or at any time prior to the FUNC Meeting, by FFB if the Board of Directors of FUNC shall have failed to make its recommendation referred to in Section 5.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse to the interests of FFB.

               7.02. Effect of Termination and Abandonment.In the event of termination of this Plan and the abandonment of the Merger pursuant to this
Article VII, no party to this Plan shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 8.01, (ii) that each of the Stock Option Agreements shall be governed by its own terms as to termination and (iii) that termination will not relieve a breaching party from liability for any willful breach of this Plan giving rise to such termination.

VIII.  OTHER MATTERS

               8.01. Survival. All representations, warranties, agreements and covenants contained in this Plan shall not survive the Effective Time or termination of this Plan if this Plan is terminated prior to the Effective Time; provided, however, if the Effective Time occurs, the agreements of the parties in Sections 5.13, 5.16, 5.17, 8.01, 8.04 and 8.09 shall survive the Effective Time, and if this Plan is terminated prior to the Effective Time, the agreements of the parties in Sections 5.05(2), 7.02, 8.01, 8.02, 8.04, 8.05, 8.06, 8.07 and 8.09, shall survive such termination.

               8.02. Waiver; Amendment. Prior to the Effective Time, any provision of this Plan may be (i) waived by the party benefitted by the provision, or (ii) amended or modified at any time, by an agreement in writing among the parties hereto approved by their respective Boards of Directors and executed in the same manner as this Plan, except that, after the FFB Meeting the consideration to be received by the stockholders of FFB for each share of FFB Stock, or FFB Depository Shares, shall not thereby be decreased.

               8.03. Counterparts. This Plan may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

               8.04. Governing Law. This Plan shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of New Jersey law govern).

               8.05. Expenses. Each party hereto will bear all expenses incurred by it in connection with this Plan and the transactions contemplated hereby, except that printing expenses and SEC registration fees shall be shared equally between FFB and FUNC.

               8.06.  Confidentiality.  Except as otherwise provided in
Section 5.05(2), each of the parties hereto and their respective agents, attorneys and accountants will maintain the confidentiality of all information provided in connection herewith which has not been publicly disclosed or as it is advised by counsel that any such information or document is required by law or applicable stock exchange rule to be disclosed.

               8.07. Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

               If to FUNC, to:   First Union Corporation
                                 One First Union Center
                                 Charlotte, North Carolina 28288
                                 Attention:  Edward E. Crutchfield
                                   Chairman and Chief
                                   Executive Officer


               With a copy to:   Marion A. Cowell, Jr.
                                 General Counsel
                                 First Union Corporation
                                 One First Union Center
                                 Charlotte, North Carolina  28288-0013


               If to FFB, to:    First Fidelity Bancorporation
                                 550 Broad Street
                                 Newark, New Jersey 07102
                                 Attention:  Anthony P. Terracciano
                                   Chairman, President and
                                   Chief Executive Officer

               With copies to:   James L. Mitchell
                                 General Counsel
                                 First Fidelity Bancorporation
                                 550 Broad Street
                                 Newark, New Jersey  07102

                            and: Cleary, Gottlieb, Steen & Hamilton
                                 One Liberty Plaza
                                 New York, New York  10006
                                 Attention:  Victor I. Lewkow

               8.08. Definitions.Any term defined anywhere in this Plan shall have the meaning ascribed to it for all purposes of this Plan (unless expressly noted to the contrary). In addition:

               (1) the term "Material Adverse Effect" shall mean, with respect to FFB or FUNC, respectively, any effect that (i) is material and adverse to the financial position, results of operations or business of FFB and its subsidiaries taken as a whole, or FUNC and its subsidiaries taken as a whole, respectively, or (ii) materially impairs the ability of FFB or FUNC, respectively, to perform its obligations under this Plan or the consummation of the Merger and the other transactions contemplated by this Plan; provided, however, that Material Adverse Effect shall not be deemed to include the impact of
         (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and bank holding companies generally, (c) actions or omission of FFB, FUNC or Merger Sub taken with the prior informed consent of FFB or FUNC, as applicable, in contemplation of the transactions contemplated hereby,
         (d) circumstances affecting regional bank holding companies generally, and (e) the effects of the Merger and of the actions contemplated by Section 5.08;

               (2) the term "person" shall mean any individual, bank savings association, corporation, partnership, association, joint-stock company, business trust or unincorporated organization;

               (3) the term "Previously Disclosed" by a party shall mean information set forth in its Disclosure Letter or a schedule that is delivered by that party to the other parties prior to the execution of this Plan and specifically designated as information "Previously Disclosed" pursuant to this Plan;

               (4) the term "Rights" means, with respect to any person, securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, shares of capital stock of such person; and

               (5) the terms "subsidiary" and "significant subsidiary" shall have the meanings set forth in Rule 10-02 of Regulation S-X of the SEC; provided that for purposes of Article IV, Merger Sub shall be deemed a significant subsidiary of FUNC.

               8.09. Entire Understanding; No Third Party Beneficiaries. This Plan, the Stock Option Agreements and the Voting and Support Agreement together represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and supersede any and all other oral or written agreements heretofore made. Except for Sections 5.13, 5.16 and 5.17, nothing in this Plan expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Plan.

               8.10. Headings. The headings contained in this Plan are for reference purposes only and are not part of this Plan.


               IN WITNESS WHEREOF, the parties hereto have caused this instrument to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.


                                       FIRST FIDELITY BANCORPORATION


                                       By:  /s/ Anthony P. Terracciano
                                           Anthony P. Terracciano
                                           Chairman, President and Chief
                                           Executive Officer


                                       FIRST UNION CORPORATION


                                       By:  /s/ Edward E. Crutchfield
                                           Edward E. Crutchfield
                                           Chairman and Chief Executive
                                           Officer


                                       PKC, INC.


                                       By: /s/ Edward E. Crutchfield
                                           Edward E. Crutchfield
                                           President


                                                                     Exhibit H



                              REGISTRATION RIGHTS

I.       DEFINITIONS

         1.1. Definitions. Terms defined in the Agreement and Plan of Merger, dated as of June 18, 1995 (the "Plan"), by and among First Fidelity Bancorporation ("FFB"), First Union Corporation ("FUNC") and PKC, Inc. ("Merger Sub"), are used herein as therein defined. In addition, the following terms, as used herein, have the following meanings:

         "Demand Registration" means a Demand Registration as defined in
Section 2.1.

         "Piggyback Registration" means a Piggyback Registration as defined in
Section 2.2.

         "Registrable Securities" means shares of FUNC Common Stock owned from time to time by the Large Shareholder and its Affiliates.

         "Underwriter" means a securities dealer who purchases any Registrable Securities as principal and not as part of such dealer's market-making activities.


II.      REGISTRATION RIGHTS

         2.1 Demand Registration. (a) A Large Shareholder may make a written request for registration under the Securities Act of all or part of its Registrable Securities (a "Demand Registration"); provided that FUNC shall not be obligated (i) to effect more than one Demand Registration in any 12-month period, (ii) to effect a Demand Registration for less than two million shares of FUNC Common Stock or (iii) to effect a Demand Registration within 6 months of Large Shareholder selling any Registrable Securities pursuant to a Piggyback Registration under Section 2.2. Such request will specify the number of shares of Registrable Securities proposed to be sold and will also specify the intended method of disposition thereof. A registration will not count as a Demand Registration until it has become effective.

         (b) If such Large Shareholder so elects, the offering of such Registrable Securities pursuant to such Demand Registration shall be in the form of an underwritten offering. Such Large Shareholder shall select the book-running and other managing Underwriters in connection with such offering and any additional investment bankers and managers to be used in connection with the offering. Such book-running and other managing Underwriters shall be reasonably satisfactory to FUNC.

         2.2. Piggyback Registration. If FUNC proposes to file a registration statement under the Securities Act with respect to an offering of FUNC Common Stock (i) for FUNC's own account (other than a registration statement on Form S-4 or S-8) or relating solely to securities issued pursuant to any benefit plan (or any substitute form that may be adopted by the Commission) or (ii) for the account of any of the holders of FUNC Common Stock, then FUNC shall give written notice of such proposed filing to the Large Shareholder as soon as practicable (but in no event less than 10 days before the anticipated filing date), and such notice shall offer subject to the terms and conditions hereof, Large Shareholder the opportunity to register such Registrable Securities as such Large Shareholder may request on the same terms and conditions as FUNC's or such holders' FUNC Common Stock (a "Piggyback Registration").

         2.3 Reduction of Offering. Notwithstanding anything contained herein, if the managing Underwriter or Underwriters of an offering described in Section 2.1 or 2.2 shall advise FUNC that (i) the size of the offering that Large Shareholder, FUNC and any other persons intend to make or (ii) the kind of securities that Large Shareholder, FUNC and such other persons intend to include in such offering are such that the success of the offering would be materially and adversely affected, then (A) if the size of the offering is the basis of such Underwriter's advice, the amount of Registrable Securities to be offered for the account of such Large Shareholder shall be reduced to the extent necessary to reduce the total amount of securities to be included in such offering to the amount recommended by such managing Underwriter or Underwriters; provided that (x) in the case of a Demand Registration, the amount of Registrable Securities to be offered for the account of such Large Shareholder shall be reduced only after the amount of securities to be offered for the account of FUNC and such other persons has been reduced to zero, and
(y) in the case of a Piggyback Registration, if securities are being offered for the account of persons other than FUNC, then the proportion by which the amount of such Registrable Securities intended to be offered for the account of such Large Shareholder is reduced shall not exceed the proportion by which the amount of such securities intended to be offered for the account of such other persons is reduced; and (B) if the combination of securities to be offered is the basis of such Underwriter's advice, (x) the Registrable Securities to be included in such offering shall be reduced as described in clause (A) above (subject to the proviso in clause (A)), or (y) in the case of a Piggyback Registration, if the actions described in sub-clause (x) of this clause (B) would, in the judgment of the managing Underwriter, be insufficient to eliminate the adverse effect that inclusion of the Registrable Securities requested to be included would have on such offering, such Registrable Securities will be excluded from such offering.


III.  REGISTRATION PROCEDURES

         3.1 Filings; Information. Whenever a Large Shareholder requests that any Registrable Securities be registered pursuant to Section 2.1 hereof, FUNC will use its reasonable efforts to effect the registration of such Registrable Securities as soon as reasonably practicable, and in connection with any such request:

               (a) FUNC will as soon as reasonably practicable prepare and file with the SEC a registration statement on any form for which FUNC then qualifies and which counsel for FUNC shall deem appropriate and available for the sale of the Registrable Securities to be registered thereunder in accordance with the intended method of distribution thereof, and use reasonable efforts to cause such filed registration statement to become and remain effective for a period of not less than 90 days; provided that if FUNC shall furnish to such Large Shareholder a certificate signed by its Chairman, Chief Executive Officer, Chief Financial Officer or any Executive Vice President stating that in his or her good faith judgment it would be detrimental or otherwise disadvantageous to FUNC or its shareholders for such a registration statement to be filed, or, in the case of an effective registration statement, for sales to be effected thereunder, FUNC shall have a period of not more than 120 days within which to file such registration statement measured from the date of receipt of such request in accordance with Section 2.1 or, in the case of an effective registration statement, FUNC shall be entitled to require such Large Shareholder to refrain from selling Registrable Securities under such registration statement for a period of up to 120 days. If FUNC furnishes a notice under this paragraph at a time when a registration statement filed pursuant to this Agreement is effective, FUNC shall extend the period during which such registration statement shall be maintained effective as provided in this Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of notice under this paragraph to the date when sales under the registration statement may recommence.

               (b) FUNC will, if requested, prior to filing such registration statement or any amendment or supplement thereto, furnish to the Large Shareholder requesting registration and each managing Underwriter, if any, copies thereof, and thereafter furnish to such Large Shareholder and each such Underwriter, if any, such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto and documents incorporated by reference therein) and the prospectus included in such registration statement (including each preliminary prospectus) as such Large Shareholder or such Underwriter may reasonably request in order to facilitate the sale of the Registrable Securities.

               (c) After the filing of the registration statement, FUNC will promptly notify such Large Shareholder of any stop order issued or, to the knowledge of FUNC, threatened to be issued by the SEC and take all necessary actions required to prevent the entry of such stop order or to remove it if entered.

               (d) FUNC will use its reasonable efforts to qualify the Registrable Securities for offer and sale under such other securities or blue sky laws of such jurisdictions in the United States as such Large Shareholder reasonably (in light of such Large Shareholder's intended plan of distribution) requests; provided that FUNC will not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this paragraph (d), (ii) subject itself to taxation in any jurisdiction or (iii) consent to service of process in any such jurisdiction.

               (e) FUNC shall, as promptly as reasonably practicable, notify each Large Shareholder that has sold, or is selling, Registrable Securities hereunder, at any time when a prospectus relating to the sale of the Registrable Securities is required by law to be delivered in connection with sales by an Underwriter or dealer, of the occurrence of an event requiring the preparation of a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus will not contain an untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, and as promptly as practicable make available to each such Large Shareholder and to the Underwriters any such supplement or amendment. Each Large Shareholder, by requesting a registration or selling Registrable Securities hereunder, shall be deemed to agree with FUNC that, upon receipt of any notice from FUNC of the happening of any event of the kind described in the preceding sentence, such Large Shareholder will forthwith discontinue the offer and sale of Registrable Securities pursuant to the registration statement covering such Registrable Securities until receipt of the copies of such supplemented or amended prospectus and, if so directed by FUNC, such Large Shareholder will deliver to FUNC all copies, other than permanent file copies then in Large Shareholder's possession, of the most recent prospectus covering such Registrable Securities at the time of receipt of such notice. In the event FUNC shall give such notice, FUNC shall extend the period during which any registration statement shall be maintained effective as provided in
         Section 3.1(a) hereof by the number of days during the period from and including the date of the giving of such notice to the date when FUNC shall make available such supplemented or amended prospectus.

               (f) FUNC will enter into customary agreements (including an underwriting agreement in customary form and satisfactory in form and substance to FUNC in its reasonable judgment) and take such other actions as are reasonably required in order to expedite or facilitate the sale of such Registrable Securities.

               (g) FUNC will furnish to each Large Shareholder that sells Registrable Securities hereunder and to each managing Underwriter, if any, a signed counterpart, addressed to such Large Shareholder and each Underwriter, of (i) an opinion or opinions of counsel to FUNC and (ii) a comfort letter or comfort letters from FUNC's independent auditors pursuant to SAS 72, each in customary form and covering such matters of the type customarily covered by opinions or comfort letters delivered to such parties.

               (h) FUNC will make generally available to its securityholders, as soon as reasonably practicable, an earnings statement covering a period of 12 months, beginning within three months after the effective date of the registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and the rules and regulations of the SEC thereunder.

               (i) FUNC will use reasonable efforts to cause all such Registrable Securities to be listed on each securities exchange on which similar securities issued by FUNC are then listed.

         FUNC may require each Large Shareholder that requests a registration or is selling Registrable Securities hereunder promptly to furnish in writing to FUNC such information regarding such Large Shareholder, the plan of distribution of the Registrable Securities and other information as FUNC may from time to time reasonably request or as may be legally required in connection with such registration.

         3.2 Registration Expenses. In connection with any Demand Registration or Piggyback Registration by or for a Large Shareholder, FUNC shall pay the following expenses incurred in connection with such registration (the "Registration Expenses"): (i) all filing fees with the SEC, (ii) fees and expenses of compliance with securities or blue sky laws (including reasonable fees and disbursements of counsel in connection with blue sky qualifications of the Registrable Securities), (iii) printing expenses, (iv) the fees and expenses incurred in connection with the listing of the Registrable Securities, (v) fees and expenses of counsel and independent certified public accountants for FUNC (including the expenses of any comfort letters pursuant to Section 3.1(g) hereof) and (vi) the reasonable fees and expenses of any additional experts retained by FUNC in connection with such registration. Such Large Shareholder shall pay any underwriting fees, discounts or commissions attributable to the sale of Registrable Securities, and any out-of-pocket expenses of Large Shareholder, including such Large Shareholder's counsel's fees and expenses. FUNC shall pay internal FUNC expenses (including, without limitation, all salaries and expenses of its officers and employees performing legal or accounting duties).


IV.      INDEMNIFICATION AND CONTRIBUTION

         4.1 Indemnification by FUNC. FUNC agrees to indemnify and hold harmless each Large Shareholder, its officers and directors, and each person, if any, who controls Large Shareholder within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act from and against any and all losses, claims, damages and liabilities caused by any untrue statement or alleged untrue statement of a material fact contained in any registration statement or prospectus relating to the Registrable Securities (as amended or supplemented if FUNC shall have furnished any amendments or supplements thereto) or any preliminary prospectus, or caused by any omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as such losses, claims, damages or liabilities are caused by any such untrue statement or omission or alleged untrue statement or omission based upon information furnished in writing to FUNC by or on behalf of any Large Shareholder or Underwriter for any Large Shareholder expressly for use therein; provided that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit of any Large Shareholder if a copy of the current prospectus was not provided to purchaser and such current prospectus would have cured the defect giving rise to such loss, claim, damage or liability or for any sales occurring after FUNC has informed such Large Shareholder under Section 3.1(e) and prior to the delivery by FUNC of any supplement or amendment to such prospectus. FUNC also agrees to indemnify any Underwriters of the Registrable Securities, their officers and directors and each person who controls such underwriters on substantially the same basis as that of the indemnification of such Large Shareholder provided in this Section 4.1.

         4.2 Indemnification by Large Shareholders. Each Large Shareholder, by requesting any registration or making any Sale of Registrable Securities hereunder, shall be deemed to agree to indemnify and hold harmless FUNC, its officers and directors, and each person, if any, who controls FUNC within the meaning of either Section 15 of the Securities Act or Section 20 of the Exchange Act to the same extent as the foregoing indemnity from FUNC to Large Shareholder, but only with reference to information furnished in writing by or on behalf of Large Shareholder expressly for use in any registration statement or prospectus relating to such Registrable Securities, or any amendment or supplement thereto, or any preliminary prospectus. Each such Large Shareholder also shall be deemed to agree to indemnify and hold harmless Underwriters of the Registrable Securities, their officers and directors and each person who controls such Underwriters on substantially the same basis as that of the indemnification of FUNC provided in this Section 4.2.

         4.3 Conduct of Indemnification Proceedings. In case any proceeding (including any governmental investigation) shall be instituted involving any person in respect of which indemnity may be sought pursuant to Section 4.1 or 4.2, such Person (the "Indemnified Party") shall promptly notify the Person against whom such indemnity may be sought (the "Indemnifying Party") in writing and the Indemnifying Party, upon the request of the Indemnified Party, shall retain counsel reasonably satisfactory to such Indemnified Party to represent such Indemnified Party and any others the Indemnifying Party may designate in such proceeding and shall pay the fees and disbursements of such counsel related to such proceeding. In any such proceeding, any Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party unless (i) the Indemnifying Party and the Indemnified Party shall have mutually agreed to the retention of such counsel or (ii) the named parties to any such proceeding (including any impleaded parties) include both the Indemnified Party and the Indemnifying Party and representation of both parties by the same counsel would be inappropriate due to actual or potential differing interests between them. It is understood that the Indemnifying Party shall not, in connection with any proceeding or related proceedings in the same jurisdiction, be liable for the fees and expenses of more than one separate firm of attorneys (in addition to any local counsel) at any time for all such Indemnified Parties, and that all such fees and expenses shall be reimbursed as they are incurred. In the case of any such separate firm for the Indemnified Parties, such firm shall be designated in writing by the Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any proceeding effected without its written consent, but if settled with such consent, or if there be a final judgment for the plaintiff, the Indemnifying Party shall indemnify and hold harmless such Indemnified Parties from and against any loss or liability (to the extent stated above) by reason of such settlement or judgment.

         4.4   Contribution.  If the indemnification provided for in this
Article IV is unavailable to the Indemnified Parties in respects of any losses, claims, damages or liabilities referred to herein, then each such Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such losses, claims, damages or liabilities (i) in such proportion as is appropriate to reflect the relative benefits received by FUNC, any Large Shareholder and the Underwriters from the offering of the securities, or (ii) if the allocation provided by clause (i) above is not permitted by applicable law, in such proportion as is appropriate to reflect not only the relative benefits referred to in clause (i) but also the relative fault of FUNC, such Large Shareholder and the Underwriters in connection with the statements or omissions which resulted in such losses, claims, damages or liabilities, as well as any other relevant equitable considerations. The relative benefits received by FUNC, such Large Shareholder and the Underwriters shall be deemed to be in the same proportion as the total proceeds from the offering (net of underwriting discounts and commissions but before deducting expenses) received by each of FUNC and such Large Shareholder and the total underwriting discounts and commissions received by the Underwriters, in each case as set forth in the table on the cover page of the prospectus, bear to the aggregate public offering price of the securities. The relative fault of FUNC, a Large Shareholder and the Underwriters shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission or alleged omission to state a material fact relates to information supplied by or on behalf of such party and the parties' relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission.

         FUNC and each Large Shareholder shall be deemed to agree that it would not be just and equitable if contribution pursuant to this Section 4.4 were determined by pro rata allocation (even if the Underwriters were treated as one entity for such purpose) or by any other method of allocation which does not take account of the equitable considerations referred to in the immediately preceding paragraph. The amount paid or payable by an Indemnified Party as a result of the losses, claims, damages or liabilities referred to in the immediately preceding paragraph shall be deemed to include, subject to the limitations set forth above, any legal or other expenses reasonably incurred by such Indemnified Party in connection with investigating or defending any such action or claim. Notwithstanding the provisions of this Section 4.4, no Underwriters shall be required to contribute any amount in excess of the amount by which the total price at which the Securities underwritten by it and distributed to the public were offered to the public exceeds the amount of any damages which such Underwriter has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission, and Large Shareholder shall not be required to contribute any amount in excess of the amount by which the net proceeds of the offering (before deducting expenses) received by Large Shareholder exceeds the amount of any damages which Large Shareholder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No person guilty or fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation.


V.       MISCELLANEOUS

         5.1 Participation in Underwritten Registrations. No person may participate in any underwritten registered offering contemplated hereunder unless such person (a) agrees to sell its securities on the basis provided in any underwriting arrangements and (b) completes and executes all questionnaires, powers of attorney, indemnities, underwriting arrangements and other documents reasonably required under the terms of such underwriting arrangements and these Registration Rights.

         5.2 Rule 144. FUNC covenants that it will use reasonable efforts to file any reports required to be filed by it under the Securities Act and the Exchange Act and that it will take such further action as any Large Shareholder may reasonably request, all to the extent required from time to time to enable such Large Shareholder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by Rule 144 under the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission. Upon the request of any Large Shareholder, FUNC will deliver to such Large Shareholder a written statement as to whether it has complied with such requirements.